Exhibit 5


                               Brown & Wood LLP
                            One World Trade Center
                           New York, New York 10048



                                                 December 1, 1999

Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York  11747

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by selling security holders of up to 6,000,000 shares of Series B Convertible Cumulative Preferred Stock, liquidation preference $25.00 per share (the "Series B Preferred Shares"), of Reckson Associates Realty Corp. (the "Company") and such indeterminate number of shares of common stock, par value $.01 per share, issuable upon conversion of the preferred stock (the "Common Shares").

         In connection with rendering this opinion, we have examined the Company's Amended and Restated Articles of Incorporation and Bylaws, as amended, records of the Company's corporate proceedings, the Registration Statement and such other certificates, records and documents as considered necessary for the purposes of this opinion.

         We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any of the jurisdictions other than the laws of the United States of America, the State of Maryland and the State of New York.

         Based upon the foregoing, we are of the opinion that:

         (i) the Series B Preferred Shares are validly issued, fully paid and nonassessable; and

         (ii) the Common Shares issuable upon conversion of the Series B Preferred Shares have been duly and validly authorized and reserved for issuance upon such conversion by the Company and such Common Shares, when issued upon conversion of the Series B Preferred Shares as contemplated thereby, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus.

                                           Very truly yours,

                                           /s/  Brown & Wood LLP
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